Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

SECOND QUARTER FINANCIAL RESULTS

Second Quarter (13-week) 2022 and Year-to-date 2022 (26-week) Financial Results

BOSTON – July 21, 2022 – The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results. Key results for the second quarter ended June 25, 2022 were:

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Depletions decreased 7% and shipments declined 1.1% compared to the quarter ended June 26, 2021.
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Net revenue of $616.2 million increased 2.2% compared to the net revenue realized in the second quarter of 2021.
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Gross margin of 43.1% was 2.6 percentage points below the 2021 second quarter gross margin of 45.7%.
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Operating expenses of $194.4 million decreased 0.6% compared to the second quarter of 2021.
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Net income of $53.3 million or $4.31 per diluted share, decreased from net income of $59.2 million or $4.75 per diluted share in the second quarter of 2021. This decrease between periods was primarily driven by lower gross margins partially offset by increased revenue and lower operating expenses.

“Over the last three years we experienced unprecedented growth in the hard seltzer category largely driven by the success of our Truly brand. I continue to be optimistic about the long-term growth outlook for Boston Beer’s diversified beverage portfolio, despite the greater than expected continuing decline in demand in the hard seltzer category that we have seen year to date. Based on our first-half performance and our view on the remainder of the year we have reduced our fiscal year 2022 volume and earnings guidance,” said Chairman and Founder Jim Koch. “Our company has strong brand building and innovation capabilities, the top selling organization in beer, and a strong balance sheet to support long term growth, even as we navigate some challenges in the near term.”

“In the second quarter we delivered revenue growth driven by pricing and strength in Twisted Tea shipments, helping us make sequential progress on gross margin and generate over $100 million of operating cash flow,” said President and CEO Dave Burwick. “We remain focused on building on the momentum of Twisted Tea and Hard Mountain Dew while we work on improving our gross margin trajectory. We're also working to turn around the trends on Truly Hard Seltzer, starting by optimizing our core original flavors with real fruit juice. We will continue to execute against our long-term strategy of creating a broad, relevant beverage portfolio that enables many pathways to growth.”

Details of the results were as follows:

Second Quarter 2022 (13 weeks ended June 25, 2022) Summary of Results

Depletions for the second quarter decreased 7% from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Samuel Adams, and Dogfish Head brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

Excluding the Truly declines, the Company’s depletion volumes for the remainder of its business in the second quarter increased 14%.

Shipment volume for the second quarter was approximately 2.4 million barrels, a 1.1% decrease from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Samuel Adams, and Dogfish Head brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

The Company believes distributor inventory as of June 25, 2022 averaged approximately four weeks on hand and was at an appropriate level for each of its brands except for low inventory levels for certain Truly brand packages. The Company expects distributors will keep inventory levels for the remainder of the year below 2021 levels in terms of weeks on hand.

Gross margin of 43.1% decreased from the 45.7% margin realized in the second quarter of 2021, primarily due to higher materials costs and higher returns and scrap, partially offset by price increases.

Advertising, promotional and selling expenses decreased $6.7 million or 4.2% from the second quarter of 2021,primarily due to a net decrease in brand investments of $11.3 million, mainly driven by lower media costs, partially offset by increased freight to distributors of $4.6 million primarily due to higher freight rates.

General and administrative expenses increased by $5.9 million or 17.9% from the second quarter of 2021, primarily due to increased salaries and benefits costs and increases in services provided by third parties.

The Company’s effective tax rate for the second quarter was 24.7% compared to 26.1% in the second quarter of 2021. In the second quarters of 2022 and 2021, the Company recorded a tax benefit of $0.08 per diluted share and of $0.04 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Year-to-date 2022 (26 weeks ended June 25, 2022) Summary of Results

Net income year-to-date of $51.4 million or $4.15 per share, represented a decrease of $73.4 million or $5.86 per diluted share compared to year-to-date 2021. This decrease between periods was primarily driven by decreased revenue and gross margins.

Net revenue year-to-date of $1.046 billion decreased 8.8% compared to year-to-date 2021.

Depletions year-to-date decreased 7% from year-to-date 2021, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Dogfish Head, and Samuel Adams brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

Excluding the Truly declines, the Company’s depletion volumes for the remainder of its brands increased 11% compared to year-to-date 2021.

Shipment volume year-to-date was approximately 4.1 million barrels, a 12.6% decrease from year-to-date 2021, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Dogfish Head, and Samuel Adams brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

Gross margin year-to-date of 41.9% decreased from the 45.8% gross margin realized in year-to-date 2021, primarily due to higher materials costs, higher returns and scrap and higher per barrel processing costs at the Company's breweries due to lower volumes, partially offset by price increases.

Advertising, promotional and selling expenses year-to-date decreased $17.0 million or 5.6% from year-to-date 2021, primarily due to a net decrease in brand investments of $20.7 million, mainly driven by lower media costs, partially offset by higher investments in local marketing and increased freight to distributors of $3.8 million primarily due to higher rates partially offset by lower volumes.

General and administrative expenses year-to-date increased by $13.6 million or 21.0% from year-to-date 2021, primarily due to increased salaries and benefits costs and increases in services provided by third parties.

The Company recorded expense of $5.3 million year-to-date in contract termination costs, most of which was recorded in the first quarter as a result of further negotiations with suppliers that eliminated certain future shortfall fees.

The Company’s effective tax rate year-to-date was 25.1% compared to 20.4% year-to-date 2021. Year-to-date 2022 and 2021, the Company recorded tax benefit of $0.05 per diluted share and a tax benefit of $0.72 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

The Company expects that its June 25, 2022 cash balance of $137.8 million, together with its future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 26-week period ended June 25, 2022 and the period from June 26, 2022 through July 15, 2022, the Company did not repurchase any shares of its Class A Common Stock. As of July 15, 2022, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion and shipments estimates

Year-to-date depletions through the 29-week period ended July 16, 2022 are estimated by the Company to have decreased approximately 7% from the comparable period in 2021.

Year-to-date shipments through the 29-week period ended July 16, 2022 are estimated by the Company to have decreased approximately 11% from the comparable period in 2021.

Full-year 2022 Projections

The Company currently projects full-year 2022 Non-GAAP earnings per diluted share of between $6.00 and $11.00 a change from the previous estimate of between $11.00 and $16.00. This projection excludes the impact of ASU 2016-09 and is highly sensitive to changes in volume projections particularly related to the hard seltzer category and supply chain performance as well as inflationary impacts. The Company’s actual 2022 earnings per share could vary significantly from the current projection. The 2022 fiscal year includes 53 weeks compared to the 2021 fiscal year which included only 52 weeks. Underlying the Company’s current 2022 projection are the following full-year estimates and targets:

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Depletions and shipments decrease of between 2% and 8% a change from the previous estimate of an increase of between 4% and 10%, the revision is driven by a change in expectations in the Company’s Truly hard seltzer business and the launch timing of Hard Mountain Dew in certain states moving into 2023. The Company estimates the 53rd week will have a positive impact of between 1 and 1.5 percentage points on its depletions and shipments growth rates for the full year and between 4 and 6 percentage points on its depletions and shipments growth rates for the fourth quarter.
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National price increases of between 3% and 5%.
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Gross margin of between 43% and 45% a change from the previous estimate of between 45% and 48% due to the impact of lower volume expectations and continuing supply chain impacts. The Company continues to expect to cover higher commodity costs through pricing.
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Decreased investments in advertising, promotional and selling expenses of between $30 and $50 million, a change from our previous estimate of a decrease of between zero and $20 million, reflecting our reduced volume expectations. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.
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Non-GAAP effective tax rate of between 26% and 27%, excluding the impact of ASU 2016-09, a change from the previous estimate of approximately 26%. This effective tax rate also excludes any potential future changes to current federal income tax rates and regulations.
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Estimated capital spending of between $110 million and $140 million a change from the previous estimate of between $140 million and $190 million.

Use of Non-GAAP Measures

Non-GAAP effective tax rate and earnings per diluted share, excluding the impact of ASU 2016-09, are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses these non-GAAP financial measures to make operating and strategic decisions and to evaluate the Company’s overall business performance. The Company is unable to reconcile the projection for its Non-GAAP effective tax rate and earnings per diluted share, excluding the impact of ASU 2016-09, because the Company is unable to predict the impact of future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these non-GAAP measures on a forward-looking basis. Management believes these forward-looking non-GAAP measures provide meaningful and useful information to investors and analysts regarding our outlook and facilitate period to period comparisons of our forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 25, 2021 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head Brewery, Hard Mountain Dew and Sauza Agave Cocktails as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Thursday, July 21, 2022

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Twenty-six weeks ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Barrels sold	2,419	2,447	4,127	4,725
Revenue	$655,022	$641,314	$1,112,310	$1,223,023
Less excise taxes	38,779	38,509	65,954	75,138
Net revenue	616,243	602,805	1,046,356	1,147,885
Cost of goods sold	350,468	327,116	607,629	622,566
Gross profit	265,775	275,689	438,727	525,319
Operating expenses:
Advertising, promotional and selling expenses	154,883	161,620	285,498	302,479
General and administrative expenses	38,849	32,960	78,547	64,906
Contract termination costs and other	578	—	5,330	—
Impairment of assets	80	1,004	121	1,231
Total operating expenses	194,390	195,584	369,496	368,616
Operating income	71,385	80,105	69,231	156,703
Other expense:
Interest income (expense)	83	(29)	50	(58)
Other (expense) income	(601)	8	(701)	2
Total other expense	(518)	(21)	(651)	(56)
Income before income tax provision	70,867	80,084	68,580	156,647
Income tax provision	17,518	20,889	17,186	31,887
Net income	$53,349	$59,195	$51,394	$124,760
Net income per common share - basic	$4.33	$4.82	$4.18	$10.16
Net income per common share - diluted	$4.31	$4.75	$4.15	$10.01
Weighted-average number of common shares - basic	12,319	12,283	12,309	12,277
Weighted-average number of common shares - diluted	12,341	12,465	12,341	12,461
Net income	$53,349	$59,195	$51,394	$124,760
Other comprehensive (loss) income:
Foreign currency translation adjustment	(71)	15	(21)	35
Total other comprehensive (loss) income, net of tax	(71)	15	(21)	35
Comprehensive income	$53,278	$59,210	$51,373	$124,795

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	June 25,	December 25,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$137,801	$26,853
Restricted cash	—	39,468
Accounts receivable	119,371	55,022
Inventories	164,247	149,118
Prepaid expenses and other current assets	21,423	21,462
Income tax receivable	6,742	53,418
Total current assets	449,584	345,341
Property, plant and equipment, net	675,208	664,815
Operating right-of-use assets	48,424	52,774
Goodwill	112,529	112,529
Intangible assets	103,550	103,677
Third-party production prepayments	74,227	88,294
Other assets	16,944	19,354
Total assets	$1,480,466	$1,386,784
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$134,215	$85,920
Accrued expenses and other current liabilities	148,179	161,552
Current operating lease liabilities	8,535	7,634
Total current liabilities	290,929	255,106
Deferred income taxes, net	90,052	87,495
Non-current operating lease liabilities	49,722	53,849
Other liabilities	5,726	6,925
Total liabilities	436,429	403,375
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 10,225,061 and 10,183,801 issued and outstanding as of June 25, 2022 and December 25, 2021, respectively	102	102
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 and 2,068,000 issued and outstanding as of June 25, 2022 and December 25, 2021, respectively	21	21
Additional paid-in capital	620,877	611,622
Accumulated other comprehensive loss	(215)	(194)
Retained earnings	423,252	371,858
Total stockholders' equity	1,044,037	983,409
Total liabilities and stockholders' equity	$1,480,466	$1,386,784

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Twenty-six weeks ended
	June 25, 2022	June 26, 2021
Cash flows provided by operating activities:
Net income	$51,394	$124,760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,909	34,174
Impairment of assets	121	1,231
Gain on disposal of property, plant and equipment	(39)	(150)
Change in right-of-use assets	3,990	3,954
Other non-cash expense (income)	54	(98)
Stock-based compensation expense	7,730	10,291
Deferred income taxes	2,557	(39)
Changes in operating assets and liabilities:
Accounts receivable	(64,469)	(35,075)
Inventories	(13,014)	(120,675)
Prepaid expenses, income tax receivable, other current assets and other assets	47,010	(30,804)
Third-party production prepayments	14,067	(17,024)
Accounts payable	48,337	78,801
Accrued expenses, other current liabilities and other liabilities	(13,275)	(14,307)
Change in operating lease liabilities	(2,866)	(4,052)
Net cash provided by operating activities	121,506	30,987
Cash flows used in investing activities:
Purchases of property, plant and equipment	(50,804)	(83,521)
Proceeds from disposal of property, plant and equipment	506	420
Other investing activities	—	145
Net cash used in investing activities	(50,298)	(82,956)
Cash flows provided by (used in) financing activities:
Proceeds from exercise of stock options and sale of investment shares	4,610	7,944
Net cash paid on note payable and finance leases	(870)	(795)
Line of credit borrowings	30,000	—
Line of credit repayments	(30,000)	—
Payment of tax withholding on stock-based payment awards and investment shares	(3,468)	(15,509)
Net cash provided by (used in) financing activities	272	(8,360)
Change in cash and cash equivalents and restricted cash	71,480	(60,329)
Cash and cash equivalents and restricted cash at beginning of year	66,321	163,282
Cash and cash equivalents at end of period	$137,801	$102,953

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com